Exhibit 5.1

December 29, 2025

VSee Health, Inc.

908 N. Federal Highway

Suite 304

Boca Raton, Florida 33432

Re:	Registration Statement on Form S-1 of VSee Health, Inc.

Ladies and Gentlemen:

We are acting as counsel to VSee Health, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”, of up to 33,808,195 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, including (i) 3,000,000 shares of Common Stock (the “Investor Shares”), (ii) up to 1,300,000 shares of Common Stock (the “Series B Shares”) issuable from time to time upon conversion of 1,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share and a stated value equal to $1,000 per share (the “Series B Preferred Stock”), subject to the terms of the Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock (the “Series B COD”), (iii) up to 9,836,065 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable from time to time upon the exercise of outstanding pre-funded warrants of the Company (the “Pre-Funded Warrants”), and (iv) up to 19,672,130 shares of Common Stock (the “Warrant Shares” and together with the Investor Shares, the Series B Shares and the Pre-Funded Warrant Shares, the “Securities”) issuable from time to time upon exercise of outstanding warrants of the Company (the “Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Series B COD, (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters (the “Resolutions”), (iv) the Registration Statement and all exhibits thereto, and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

VSee Health, Inc.

December 29, 2025

This opinion letter is limited in all respects to the General Corporation Law of the State of Delaware and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” include all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. Our opinions are based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement:

(i)	the issuance of the Investor Shares has been duly authorized by the Company, and such shares are validly issued, fully paid and non-assessable,

(ii)	the issuance and sale of the Series B Shares have been duly authorized by the Company and such Series B Shares, when issued upon the valid conversion of the Series B Preferred Stock in accordance with the terms of the Series B COD, will be validly issued, fully paid and non-assessable,

(iii)	the issuance and sale of the Pre-Funded Warrant Shares have been duly authorized by the Company and such Pre-Funded Warrant Shares, when issued upon the valid exercise of the Pre-Funded Warrants in accordance with the terms of such Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, and

(iv)	the issuance and sale of the Warrant Shares have been duly authorized by the Company and such Warrant Shares, when issued upon the valid exercise of the Warrants in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. These opinions are given as of the date hereof and we assume no obligation to update or supplement such opinions after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP